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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 56 to Registration Statement No. 333-72042 of Hartford Life Insurance Company Separate Account Eleven on Form N-4, of our report dated February 26, 2016, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, appearing in the Statement of Additional Information, which is incorporated by reference in this Registration Statement, and to the reference to us under the heading "Experts" in the same Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
June 10, 2016